Exhibit 10.6

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10).  Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed.

Execution Version

AMENDMENT NO. 3 TO EXCLUSIVE LICENSE AGREEMENT

This Amendment No. 3 to that certain Exclusive License Agreement dated as of August 19, 2010 and bearing UC Agreement No. 2011-03-0081 (“Agreement”) by and between THE REGENTS OF THE UNIVERSITY OF CALIFORNIA (“The Regents”) and CYTOMX THERAPEUTICS, INC. (“Licensee”), as amended on May 30, 2013 and as further amended on November 8, 2013, is made effective as of April 2, 2019 (the “Amendment Effective Date”).

WHEREAS, in the Agreement, Licensee agrees to license certain inventions to develop commercial products, and The Regents agrees to license such inventions so products are developed to benefit the public;

WHEREAS, the parties desire to amend the Agreement to adjust and/or clarify certain sublicense terms; and,

WHEREAS, for mutual consideration, the receipt and sufficiency of which is hereby acknowledged, the parties desire to modify the terms of the Agreement.

NOW THEREFORE, the Agreement is hereby amended as follows:

1.Capitalized terms not defined herein shall have the same meaning set forth in the Agreement.

2.Section 1.14 is hereby deleted and replaced with the following definition:

“1.14  “Sublicense Revenue” shall mean any fees (including any in-kind consideration) owed to or  received by Licensee or its Affiliates (e.g., up-front fees, sublicense maintenance fees, milestone payments or any other sublicense revenues (other than royalties, which shall be treated as set forth in Section 3.4(b))) under a sublicense, provided that Sublicense Revenue shall exclude:

(i) Deductible R&D Costs;

(ii) debt financing at fair market returns; and

(iii)  amounts owed to or received for the purchase of equity.

Notwithstanding the foregoing, if a Sublicensee purchases equity of Licensee pursuant to (iii), and the purchase price of such equity exceeds 100% of the fair market value of such equity (such excess being referred to as the “premium”), then such premium shall be considered Sublicense Revenue. For the purpose of clarity, revenue expressly excluded from Sublicense Revenue under this subparagraph in (i) shall not be considered a Licensed Service subject to an earned royalty under Article 7.”

3.The following Section 1.15 is hereby added to Article 1 (“Definitions”):

“1.15  “Deductible R&D Costs” means all out-of-pocket costs incurred by Licensee or its Affiliates from unaffiliated third parties in engaging clinical research organizations, contract manufacturing organizations conducting CMC process development and other vendors providing research and development services to Licensee for Licensed Products or Licensed Services under the relevant sublicense agreement.  For purposes of calculating Deductible R&D Costs, such amounts must [***].

For clarity, Deductible R&D Costs would be used to calculate the Sublicense Revenue payments due and outstanding as of the Amendment Effective Date (i.e. not payments that have already been made to The Regents) with respect to the Amgen Agreement and the AbbVie Agreement.  Furthermore, Deductible R&D Costs described in subsection (iii) shall be subject to an annual reconciliation, on a sublicense agreement (or option thereto) by sublicense agreement (or option thereto) basis, by Licensee, pursuant to a process reasonably acceptable to both parties.”

4.The following Section 1.16 is hereby added to Article 1 (“Definitions”):

“1.16 “AbbVie Agreement” means that certain Co-Development and License Agreement, dated April 21, 2016, by and between Licensee and AbbVie Ireland Unlimited Company (“AbbVie”), together with the Discovery Collaboration and License Agreement, dated April 21, 2016, by and between Licensee and AbbVie.”

5.The following Section 1.17 is hereby added to Article 1 (“Definitions”):

“1.17 “Amgen Agreement” means that certain Sublicense Agreement, dated as of September 29, 2017, by and between Amgen Inc. and Licensee.”

6.The following Section 1.18 is hereby added to Article 1 (“Definitions”):

“1.18 “BMS Agreement” means that certain Collaboration and License Agreement, dated as of May 23, 2014, by and between Bristol-Myers Squibb Company and Licensee.”

7.The following Section 1.19 is hereby added to Article 1 (“Definitions”):

“1.19 “ImmunoGen Agreements” means that certain Research Collaboration Agreement, dated as of January 8, 2014, by and between ImmunoGen, Inc. and Licensee, and that certain License Agreement, dated as of December 22, 2017, by and between ImmunoGen, Inc. and Licensee.”

8.The following Section 1.20 is hereby added to Article 1 (“Definitions”):

“1.20 “Pfizer Agreement” means that certain Research Collaboration, Option and License Agreement, dated as of May 30, 2013, by and between Pfizer, Inc. and Licensee.”

9.The following Section 1.21 is hereby added to Article 1 (“Definitions”):

“1.21 “Clinical Stage” means, for a given sublicense agreement (or option thereto), that an IND has been filed to study the safety and/or efficacy of at least one Licensed Product that is the subject of such sublicense agreement (or option thereto) in a clinical trial in humans anywhere in the world, at the time Licensee enters into such sublicense agreement (or option thereto).  For the sake of clarity, to qualify as “Clinical Stage,” the aforesaid IND must [***].”

10.The following Section 1.22 is hereby added to Article 1 (“Definitions”):

“1.22 “IND” means an Investigational New Drug Application (as defined in the United States Federal Food, Drug and Cosmetic Act, 21 U.S.C. § 321 et seq.) filed with the United States Food and Drug Administration or the equivalent thereof in countries other than the United States.”

11.The following Section 1.23 is hereby added to Article 1 (“Definitions”):

“1.23 “Pre-Clinical Stage” means, for a given sublicense agreement (or option thereto), that no IND has yet been filed to study the safety and/or efficacy of any Licensed Product that is subject to such sublicense agreement (or option thereto) in a clinical trial in humans anywhere in the world, at the time Licensee enters into such sublicense agreement (or option thereto).”

12.Section 3.4 is hereby deleted in its entirety and replaced with the following:

“3.4  Licensee will pay to The Regents in respect of all sublicenses (or option thereto) (regardless of tier) the following amounts with respect to Sublicense Revenues received by or accruing to Licensee:

(a)Sublicense Revenue.

(1)Subject to Section 3.4(a)(3), for any amounts included in Sublicense Revenues that are received by Licensee or owed to Licensee on or after May 30, 2013 for the development of Licensed Products within the Therapeutic Compound Field, Licensee shall pay The Regents the following percentages of such Sublicense Revenue for the life of any sublicense(s) (or options thereto):

(A)An amount equal to fifteen percent (15%) of the amount received if the sublicense (or option thereto) is executed during the Pre-Clinical Stage; or

(B)An amount equal to five percent (5%) of the amount received if the sublicense agreement (or option thereto) is Clinical Stage.

For clarity, Exhibit A sets forth a listing of all sublicense agreements for Licensed Products to which Licensee is a party as of the Amendment Effective Date, and categorizes the sublicense agreement as being either Pre-Clinical Stage or Clinical Stage.

(2)For sublicenses covering only Discovery Tool Patent Rights and issued to third parties actively collaborating with Licensee for the purpose of identifying and/or developing compounds covered by UC Case No. 2007-677, Licensee or Sublicensee shall pay The Regents an annual maintenance fee of forty thousand dollars ($40,000) for each calendar year, or partial calendar year, that the sublicense is in effect.

(3)For Sublicense Revenues Licensee or its Affiliates are owed or receive on or after [***] pursuant to sublicense agreements that are Pre-Clinical Stage for which payments are due to The Regents under Section 3.4(a)(1)(A), if (A) (i) Licensee or its Affiliate granted a sublicense to a Sublicensee under any patents owned or controlled by third parties contemporaneously and together with a sublicense of the Licensed Patent Rights, and/or (ii) Licensee or its Affiliate granted to a Sublicensee, contemporaneously and together with a sublicense under the Licensed Patent Rights, a license under other patent rights that Licensee or its Affiliate owns, and (B) at the time of such (sub)license grant, the Licensed

Products that are the subject of such sublicense agreements are actually covered by the aforesaid patent rights that are owned or controlled by third parties or are other patent rights that Licensee or its Affiliate owns, then Licensee shall have the right to apportion the Sublicense Revenues that are subject to payments under Section 3.4(a)(1)(A) (but for clarity not under Section 3.4(a)(1)(B)) as between consideration received for the grant of a sublicense under the Licensed Patent Rights and consideration received for the grant of a license under such third party patent rights or patent rights owned by Licensee or its Affiliate, prior to applying the calculation set forth in Section 3.4(a)(1)(A), such that the portion allocable to the Licensed Patent Rights is a percentage equal to the number of then-pending patent applications and patents within the Licensed Patent Rights that are at that time sublicensed to the Sublicensee divided by the number of all then-pending patent applications and patents that are at that time licensed or sublicensed to the Sublicensee; provided, however, that in no event shall the portion of Sublicense Revenues allocable to the Licensed Patent Rights in any given payment to be made pursuant to Section 3.4(a)(1)(A) be less than [***] percent ([***]%) of the relevant Sublicense Revenues otherwise payable pursuant to Section 3.4(a)(1)(A); provided, further, that in calculating the number of such patents and patent applications, a patent and/or patent application shall be counted only once based on the first non-provisional filing in each patent family (i.e., neither standalone provisional patent applications nor continuations, divisionals, reissues, foreign equivalent filings and other patents or patent applications that contain no new subject matter shall be counted as additional patent applications).

(b)Earned royalties on Net Sales by Sublicensees shall be payable at the rates provided for in Article 7 (Earned Royalties and Minimum Annual Royalties) of the Agreement.”

13.A new Section 3.5 is hereby added, which shall read as follows:

“3.5   With respect to any Sublicense Revenues received pursuant to a sublicense granted under the Licensed Patent Rights, (i) Licensee shall provide to The Regents, contemporaneously with the payment to The Regents attributable thereto, a written summary of the amounts received by the Licensee pursuant to such sublicense agreement, and a reasonable written substantiation for the calculation of the payment to be made by Licensee with respect thereto pursuant to Section 3.4, and (ii) Licensee shall meet with The Regents, upon written request by The Regents, to discuss the sublicense and the calculation of amounts payable to The Regents with respect thereto pursuant to Section 3.4.”

14.A new Section 7.4 is hereby added, which shall read as follows:

“7.4   Licensee shall, within [***] days after the Amendment Effective Date, pay to The Regents a noncreditable and nonrefundable payment of one million dollars ($1,000,000).  Furthermore, commencing in [***] 2019, Licensee shall pay to The Regents an annual, noncreditable and nonrefundable license maintenance fee of [***] dollars ($[***]) for each remaining year of the Agreement through 2031, provided that the last such payment shall be reduced to [***] thousand dollars ($[***]) (all such annual payments, “Annual Payments”).  For clarity, the first such Annual Payment of $[***] shall be due by [***], 2019 and the last such Annual Payment of $[***] shall be due by [***], 2031.  In the event of termination of the Agreement for any reason other than The Regents’ uncured material breach, all remaining Annual Payments that would have otherwise been due had the Agreement remained in effect until January 3, 2031 will become immediately due and payable (the “Accelerated Payment”); provided that if Licensee terminates the Agreement because of material concerns regarding the safety or efficacy of, or other unexpected technical issues impacting, Probody™ molecules generally, and Licensee has decided to cease all development and commercialization of Probody™ molecules (directly or through its Affiliates or Sublicensees), then the Accelerated Payment will be reduced by [***] percent ([***]%).”

15.A new Section 7.5 is hereby added, which shall read as follows:

“7.5   Licensee shall, within [***] business days after the Amendment Effective Date, issue to The Regents 150,000 shares of its common stock, par value $0.00001 (the “Shares”), which Shares shall not be subject to contractual lock-up or other similar contractual restrictions on transfer and shall be transferable by the Regents, provided, however that such Shares shall be subject to restrictions on transfer pursuant to and in compliance with applicable securities laws.”

16.	Except as expressly modified herein, all other provisions of the Agreement remain in full force and effect and are hereby reaffirmed by the parties.

Exhibit 10.6

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10).  Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed.

Execution Version

ACCEPTED AND AGREED:

CYTOMX THERAPEUTICS, INC.	THE REGENTS OF THE UNIVERSITY OF CALIFORNIA

By: /s/ Debanjan Ray Name: Debanjan Ray Title: CFO Date: April 2, 2019	By: /s/ Sherylle Mills Englander Name: Sherylle Mills Englander Title: Director, Office of Technology & Industry Alliances Date: 4/2/19

Exhibit 10.6

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10).  Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed.

Execution Version

EXHIBIT A

Categorization of Sublicenses

Licensed Products
	Pre-Clinical Stage	Clinical Stage
AbbVie Agreement	x
Amgen Agreement	x
BMS Agreement	x
ImmunoGen Agreements	x